EXHIBIT 16.01

June 8, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of BoxScore Brands, Inc. Form 8-K dated June 8, 2021, and have the following comments:

1.	We agree with the statements made in the second through the fourth paragraph of Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in the first paragraph of Item 4.01(a) and Item 4.01(b).

Yours truly,

/s/ Freed Maxick CPAs P.C.